EXHIBIT 10.12(i)


 SEVERANCE AGREEMENT


	THIS SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of the 28th day of January, 1997 (the "Effective Date"), by and between ATLANTIC COAST AIRLINES, INC., a Delaware corporation and ATLANTIC COAST AIRLINES, a California corporation (collectively, the "Company") and JAMES B. GLENNON ("Glennon").

WITNESSETH THAT

	WHEREAS, Glennon has been employed by the Company as Senior Vice President, Chief Financial Officer and Treasurer, and has been a Director of the Company; and

	WHEREAS, the parties have agreed to discontinue Glennon's employment relationship with the Company; and

	WHEREAS, the Company and Glennon desire to expressly set forth in this Agreement the terms of Glennon's departure from the Company;

	NOW THEREFORE, in consideration of the agreements, representations, covenants and warranties recited hereinbelow, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Glennon and the Company do hereby agree, represent, covenant and warrant as follows:

1. Termination of Employment Glennon's employment with the Company will terminate effective as of the close of business on Tuesday, January 28, 1997 (the "Termination Date").

2. Resignation as Director and Officer Glennon hereby resigns all of the positions he presently holds with the Company, including all positions as Director and all corporate offices, all effective as of the Termination Date.
 Glennon will issue a separate letter to the Board of Directors confirming his resignation in the form attached hereto as Exhibit 1.

3. Pre-Termination Compensation For the period ending on the Termination Date, Glennon will receive compensation in the form of Glennon's full base pay, paid at the annual rate of $145,000, plus auto allowance of $350 per month, which will accrue for all days through the Termination Date and which will be paid on the Company's regular payroll payment dates.

4. Severance Pay For the period beginning January 29, 1997 and ending January 28, 1998 (the "Severance Period"), Glennon will receive compensation as follows:

a) Glennon will receive severance compensation during the entire Severance Period at the rate of Glennon's last annual full base pay plus the value of his monthly auto allowance, in the total amount of $149,200 per annum, to be paid on a bi-weekly basis on the regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments.

b) Deductions will be made from Glennon's severance compensation for social security, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

5. Senior Management Incentive Plan and Management Incentive Plan Glennon will be entitled to receive a distribution from the Company's Senior Management Incentive Plan and from its Management Incentive Plan for the period ending December 31, 1996, both calculated as per the policy in place during the applicable period, and to be paid in the same fashion and at the same time as payments to other eligible employees. Glennon will not be entitled to any further distributions under the Company's Senior Management Incentive Plan, its Management Incentive Plan, or under any other incentive plan.

6. Split Dollar Life Insurance Pursuant to the Split Dollar Agreement between the Company and Glennon dated December 29, 1995 (the "Split Dollar Agreement"), the Company will make the $25,000 payment due in January 1997. The Company will not be required to make any further payment under the Split Dollar Agreement or pursuant to the policy related thereto, and hereby notifies Glennon that it will make no further payments. The terms of the Split Dollar Agreement will remain in full force and effect pursuant to the terms thereof.

7. Other Life Insurance The premium for Glennon's life insurance policy with Allied Life (Policy IN0210492) has been paid through December 16, 1996. The Company will pay the premium on this policy for one additional year, through December 16, 1997.

8. Health Insurance During the Severance Period, Glennon will be entitled to participate in the Company's medical and dental insurance plans as are available to the Company's employees. The Company will pay premiums at the rates provided to employees generally, with Glennon to pay the employee contribution through a deduction from your severance payments. Glennon will be entitled to participate in the Company's executive medical reimbursement plan for any expenses accruing through the Termination Date, but not for any expenses arising after the Termination Date. At the end of the Severance Period, Glennon will be given all appropriate COBRA notices such that COBRA will begin, if elected by Glennon, at that time.

9. Other Insurance Programs During the Severance Period, Glennon will be permitted to participate in the Company's other insurance programs in which he is presently participating (basic employee life insurance coverage, dental, accidental death and dismemberment, long-term disability) in the same fashion, to the same extent, with the same payroll deductions, and with the same limitations as are offered to employees generally. These plans (including the health insurance plan) will be subject to any changes that are made to the plans as are applied to employees generally.

10. Tax Gross-Up Glennon will receive the same tax gross-up treatment for qualifying reimbursements prior to the termination of his employment as he received for the prior year.

11. Reimbursement of Expenses The Company will reimburse Glennon for expenses incurred in performing his duties prior to the Termination Date, in accordance with standard Company procedures, provided that all such expenses shall be submitted no later than the later of March 31, 1997 or within 30 days after information is available. Any claims for reimbursement under the Company's executive medical reimbursement plan must also be submitted by that date.

12. Stock Options Options to purchase the Company's common stock that have been granted to Glennon during the period of his employment with the Company will treated as follows:

a) Vesting:

i) Of an option granted 4/28/94 effective 4/18/94 to purchase
25,000 shares at $4.00 per share, 8,334 shares unvested as of the date hereof will become 100% fully vested immediately on the Termination Date.

ii) Of an option granted 1/17/95 effective 1/17/95 to purchase
5,000 shares at $2.625 per share, 1,667 of which vested on 1/17/97, the remaining 1,666 shares unvested as of the date hereof will become 100% fully vested immediately on the Termination Date.

iii) Of an option granted 1/17/96 effective 1/17/96 to purchase
20,000 shares at $9.25 per share, 6,667 of which vested on 1/17/97, the remaining 13,333 shares unvested as of the date hereof will become 100% fully vested immediately on the Termination Date.

iv) Of an option granted 4/17/96 effective 4/17/96 to purchase
10,000 shares at $16.125 per share, all 10,000 shares, which were unvested as of the date hereof, will become 100% fully vested immediately on the Termination Date.

v) Of an option granted 5/22/96 effective 5/22/96 to purchase
10,000 shares at $14.125 per share, all 10,000 shares, which were unvested as of the date hereof, will become 100% fully vested immediately on the Termination Date.

vi) Of an option granted (subject to conditions) 10/16/96 effective 10/16/96 to purchase 20,000 shares at $11.75 per share, all of which were unvested as of the date hereof, 6,667 shares will become 100% fully vested immediately on the Termination Date and without further condition, and the remaining 13,333 shares will be canceled as of the Termination Date.

b) All vested options identified above will expire if not exercised prior to the close of business on January 28, 1998.

c) All other provisions of all stock option agreements will remain in full force and effect except as specifically amended above. All exercise of options will be handled expeditiously to the extent within the control of the Company.

13. Travel Benefits During the Severance Period, Glennon and his eligible family members will be entitled to travel benefits for travel on Atlantic Coast Airlines in the same fashion as the Company's standard employee policy.

14. 401(K) and ESOP Glennon's participation in the Company's 401(k) and ESOP plans as a present employee will terminate as of the Termination Date. Glennon will be entitled to all benefits that were vested as of the Termination Date as provided in each plan's standard vesting schedule. Provisions of the plans with respect to former employees will apply.

15. Company Assets Glennon will promptly surrender to the Company all of the Company's assets presently in his possession, including credit cards, laptop computer, employee identification card, parking pass, and Hertz #1 Club Gold card.

16. Death In the event of Glennon's death during the Severance Period, all compensation agreed hereunder will be paid to Glennon's estate, and Glennon's dependents will be entitled to all insurance coverage afforded to them hereunder.

17. References The Company will respond to any requests for references on Glennon's behalf through the issuance of a reference letter in a form to be agreed between the parties.

18. Nonsolicitation and Confidentiality

a) Nonsolicitation Throughout the Severance Period, Glennon will not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company, or any of its subsidiaries, any person or entity who is, or during the then most recent six (6) month period, was employed by, or had served as an agent or key consultant of, the Company or any of its subsidiaries, excluding those employees, agents or key consultants who may have served in that capacity within six months prior to the Termination Date but are not so serving on or after the Termination Date, and excluding specifically Fred Palloni and individuals who would be covered under this paragraph only through their affiliation with Fred Palloni; or (ii) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or was within the then most recent six (6) month period, a customer or client (or reasonably anticipated (to the general knowledge of Glennon or the public) to become a customer or client) of the Company or any of its subsidiaries, excluding individual passengers.

b) Confidentiality Glennon covenants and agrees with the Company that he will not at any time, except with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may have learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its affiliates' or subsidiaries', products, facilities, applications and methods, trade secrets, and other intellectual property, systems, procedures, manuals, confidential reports, price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with the Company), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by Glennon in violation of his agreements under this paragraph; (ii) Glennon is required to disclose under any applicable laws, regulations or directives of any governmental agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law; or (iii) is disclosed by Glennon on a limited basis to the extent necessary to assert any of Glennon's rights under this Agreement.

c) Exclusive Property Glennon confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents containing confidential information in Glennon's possession as a result of his position with the Company will be turned over to the Company promptly.

d) Breach Glennon acknowledges that in the event of a material breach by him of any of the covenants contained in this Paragraph during the Severance Period, all further obligations of the Company for the remainder of the term of the Severance Period will cease. If such a breach has occurred that is of a nature that can be remedied or cured by Glennon such that the material harm to the Company can be eliminated, it will provide Glennon with written notice of that situation and will allow Glennon a fifteen day period to cure said breach. The Company will respond promptly and reasonably to any requests by Glennon for clarifications and interpretations as to whether any proposed activity may be subject to restriction pursuant to this Paragraph.

e) Injunctive Relief Without intending to limit the remedies available to the Company, Glennon acknowledges that a breach of any of the covenants contained in this Paragraph may result in material and irreparable injury to the company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Glennon form engaging in activities prohibited by this Paragraph or such other relief as may be required specifically to enforce any of the covenants in this Paragraph. If for any reason it is held that the restrictions under this Paragraph are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Paragraph as will render such restrictions valid and enforceable.

19. Release

a) In further consideration of each act and promise above stated, Glennon does hereby forever and finally release, settle, waive, reach full accord and satisfaction, remise, discharge, and acquit the Company, its parents, subsidiaries, affiliates, directors, officers, agents, employees, representatives, successors, and assigns, from each, every, and all claims, demands, actions, and causes of action of any kind or nature, known or unknown, including but not limited to, any and all claims for costs and attorneys fees, arising or existing until the date of this Agreement, and Glennon, for himself, his heirs, executors, administrators, successors, and assigns, does hereby release, remit, acquit, and forever discharge the Company, its parents, subsidiaries, affiliates, directors, officers, agents, representatives, employees, successors, and assigns, from any and all claims or causes of action of each and every kind and nature whatsoever, which Glennon has, may have or may accrue, which arise or are claimed to arise out of Glennon's employment with or cessation of employment from the Company, including, but not limited to, any claim under the Age Discrimination in Employment Act (29 U.S.C. S621, et seq.), or any other federal, state or local anti-discrimination law or ordinance.

b) Glennon acknowledges that he has carefully read all the terms of this Agreement, that it contains the entire agreement between him and the Company, that he enters into this Agreement knowingly and voluntarily and in exchange for the payments given him, which he acknowledges are adequate and satisfactory, and that he is hereby advised in writing by the Company to consult with an attorney prior to executing this Agreement.

c) The Company further acknowledges that Glennon understands and has been advised that he may take up to twenty-one (21) days in which to consider this Agreement, that he understands that he may revoke the Agreement for a period of seven (7) days following the date of its execution, and that this Agreement shall not become effective or enforceable, and the consideration agreed to by the Company shall not become payable until the seven day revocation period has expired.

20. Invalid Provisions The invalidity of any one or more of the clauses or words contained in this Agreement shall not affect the reasonable enforceability of the remaining provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event one or more of the words or clauses contained herein shall be invalid, this instrument shall be construed as if such invalid words or clauses had not been inserted or, alternatively, said words or clauses shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

21. Confidentiality The parties agree that, express as required by law, they will maintain in strict confidence the terms of this Agreement. It is expressly agreed, however, that this prohibition does not apply to an accountant, tax advisor, banker, attorney, or spouse, parents or immediate family of Mr. Glennon provided that person is shown this Agreement and agrees to abide by its terms of confidentiality and nondisclosure.

22. Miscellaneous

a) All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

b) The waiver of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

c) This Agreement supersedes any and all other agreements, either oral or in writing, between Glennon and the Company or any of its subsidiaries, and contains all the covenants and agreements among the parties with respect to such subject matter, except for agreements remaining in effect as specifically referenced herein, and except for any indemnifications in place prior to the date hereof for acts occurring during the period of Glennon's employment with the Company.

d) It is understood and agreed that this Agreement is not and cannot be construed as an admission of liability; on the contrary, it is expressly understood that any and all liability is denied.

e) This Agreement cannot be modified except in writing signed by Glennon or by a duly appointed executor of his estate, and by the a duly appointed officer of the Company.

f) This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia.


 THE NEXT PAGE IS THE SIGNATURE PAGE


 	IN WITNESS WHEREOF, the Company has hereunto caused this Agreement to be executed by a duly authorized officer and Glennon has hereunto set his hand as of the day and year first above written.


 	_______________________________
 	JAMES B. GLENNON

 Subscribed and sworn to before me
 by the aforementioned James B. Glennon
 this 29th day of January, 1997


 _______________________________
 Notary Public


 	ATLANTIC COAST AIRLINES
 	a California Corporation


 	By:_____________________________
 	      Richard J. Kennedy, Secretary

 	ATLANTIC COAST AIRLINES, INC.
 	a Delaware Corporation


 	By:_____________________________
 	      Richard J. Kennedy, Secretary



 Subscribed and sworn to before me
 by the aforementioned Richard J. Kennedy, as Secretary of Atlantic Coast Airlines, Inc.
 and Atlantic Coast Airlines,
 this 29th day of January, 1997


 _______________________________
 Notary Public








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